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                                                                   Exhibit 23.01


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-52060) on Form S-4, the registration statement (No. 333-75678) on Form S-3 and the registration statements (Nos. 333-31812, 333-40412, 333-40416,
333-44432, 333-53620, 333-84439, 333-84747 and 333-82694) on Form S-8 of
Fairchild Semiconductor International, Inc. of our reports dated January 25, 2002, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and Subsidiaries as of December 30, 2001 and December 31, 2000, the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the years ended December 30, 2001 and December 31, 2000, the seven months ended December 26, 1999, and for the year ended May 30, 1999, and the related schedule, which reports are incorporated by reference in the annual report on Form 10-K of Fairchild Semiconductor International, Inc. for the year ended December 30, 2001.

Our report refers to a change in the method of accounting for business combinations as a result of adopting the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001.


                                           /s/ KPMG LLP


Boston, Massachusetts
March 15, 2002